SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:     XYZ Exchangeable Securities Trust

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

      c/o Puglisi & Associates
          850 Library Avenue
          Suite 204
          Newark, Delaware  19715

Telephone Number (including area code): (302) 738-6680

Name and Address of Agent for Service of Process:

          RL&F Service Corp.
          One Rodney Square
          10th Floor
          Tenth and King Streets
          Wilmington, Delaware  19801

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES /x/                                                      NO / /


                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Newark and the State of Delaware on the 31st day of October, 1997.


                                   XYZ EXCHANGEABLE
                                   SECURITIES TRUST


                                   By: /s/ Donald J. Puglisi
                                       -----------------------------------
                                       Donald J. Puglisi



                                   By: /s/ William R. Latham III
                                       ___________________________________
                                       William R. Latham III



                                   By: /s/ James B. O'Neill
                                       ___________________________________
                                       James B. O'Neill